Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES STRONG THIRD QUARTER RESULTS

—Increasing 2011 Earnings Estimate to $2.34 — $2.36 Per Diluted Share—

Berwyn, PA, October 25, 2011 – AMETEK, Inc. (NYSE: AME) today announced strong third quarter results that established quarterly records for operating income, operating margins, net income, diluted earnings per share and operating cash flow.

AMETEK’s third quarter 2011 sales of $750.5 million were up 16% over the $644.4 million reported in the third quarter of 2010. Operating income for the third quarter of 2011 was $159.6 million, a 24% increase from $128.6 million recorded in the same period of 2010. Operating margins improved 130 basis points to a record 21.3% in the third quarter of 2011. Net income in the third quarter of 2011 increased 27% to $98.0 million, or $0.60 per diluted share, from the third quarter 2010 level of $77.4 million, or $0.48 per diluted share.

“AMETEK had a great third quarter. Sales were up 16% on solid core growth and the contributions from acquisitions completed during the past year. Our focus on Operational Excellence and strength in our longer cycle, more profitable businesses, resulted in record earnings for the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with operating cash flow totaling $137 million for the quarter, an increase of 20% over the third quarter of 2010,” continued Mr. Hermance.

For the first nine months of 2011, AMETEK sales increased 24% to $2.23 billion from $1.79 billion in the same period of 2010. Operating income increased 35% to $468.6 million, from $346.6 million earned in the first nine months of last year. Net income for the first nine months of 2011 was $282.6 million, up 39% from $202.7 million in the same period of 2010. Diluted earnings per share were $1.74 for the first nine months of 2011, up 38% from $1.26 per diluted share in the first nine months of 2010.

Electronic Instruments Group (EIG)
For the 2011 third quarter, EIG sales increased 21% to $409.5 million. Operating income was $102.4 million, compared with $83.0 million in the third quarter of 2010, an increase of 23%. Operating margins for the quarter increased 40 basis points to 25.0% as compared to 24.6% in the third quarter of 2010.

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AMETEK ANNOUNCES STRONG THIRD QUARTER RESULTS

“EIG had an excellent third quarter. Strong core growth resulted from the continuing strength in our Process, Power and Industrial businesses. As expected, our oil and gas businesses showed sizable strength. The recent Atlas Materials Testing Technology acquisition also contributed to the revenue increase. This higher revenue, coupled with a streamlined cost structure, enabled us to expand operating margins,” said Mr. Hermance.

Electromechanical Group (EMG)
For the third quarter of 2011, EMG sales were $341.0 million, an 11% increase over the same period of 2010. Operating income of $68.4 million was up 22% from the $55.8 million recorded in the same period of 2010. Operating margins for the quarter were a record, increasing 180 basis points to 20.0%, as compared to 18.2% in the third quarter of 2010.

“EMG also had a very good quarter. Sales were up on solid core growth in our differentiated businesses as well as the contributions from the Avicenna Technology and Coining acquisitions. Operating margins improved by 180 basis points, driven by higher revenue and our lowered cost structure,” commented Mr. Hermance.

2011 Outlook
“Overall, our businesses continue to perform well, with our longer cycle oil and gas, power and aerospace businesses showing particular strength. Our strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions have enabled us to perform well in 2011 and provides AMETEK with a solid foundation going forward,” noted Mr. Hermance.

“We anticipate 2011 revenue to be up approximately 20% from 2010. Earnings for 2011 are expected to be in the range of $2.34 to $2.36 per diluted share, up 33% to 34% over 2010, reflecting the leveraged impact of core growth and our streamlined cost structure. This is an increase from our previous guidance of $2.30 to $2.34 per diluted share,” added Mr. Hermance.

“Fourth quarter 2011 sales are expected to be up low double digits on a percentage basis over last year’s fourth quarter. We estimate our earnings to be approximately $0.60 to $0.62 per diluted share, an increase of 20% to 24% over last year’s fourth quarter of $0.50 per diluted share,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will webcast its Third Quarter 2011 investor conference call on Tuesday, October 25, 2011 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

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AMETEK ANNOUNCES STRONG THIRD QUARTER RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$750,546	$644,374	$2,227,163	$1,792,977

Operating expenses:
Cost of sales, excluding depreciation	493,266	429,075	1,466,026	1,200,298
Selling, general and administrative	86,019	75,869	257,196	213,261
Depreciation	11,675	10,837	35,380	32,784

Total operating expenses	590,960	515,781	1,758,602	1,446,343

Operating income	159,586	128,593	468,561	346,634
Other expenses:
Interest expense	(17,256)	(17,057)	(51,745)	(50,541)
Other, net	(3,287)	(2,721)	(7,153)	(4,857)

Income before income taxes	139,043	108,815	409,663	291,236
Provision for income taxes	41,065	31,458	127,106	88,543

Net income	$97,978	$77,357	$282,557	$202,693

Diluted earnings per share	$0.60	$0.48	$1.74	$1.26

Basic earnings per share	$0.61	$0.49	$1.76	$1.27

Weighted average common shares outstanding:
Diluted shares	162,514	160,723	162,305	160,694

Basic shares	160,924	158,645	160,353	159,024

Dividends per share	$0.06	$0.04	$0.18	$0.12

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales:
Electronic Instruments	$409,516	$337,715	$1,205,740	$946,274
Electromechanical	341,030	306,659	1,021,423	846,703

Consolidated net sales	$750,546	$644,374	$2,227,163	$1,792,977

Income:
Segment operating income:
Electronic Instruments	$102,438	$83,004	$303,879	$225,790
Electromechanical	68,363	55,849	200,445	151,475

Total segment operating income	170,801	138,853	504,324	377,265
Corporate administrative and other expenses	(11,215)	(10,260)	(35,763)	(30,631)

Consolidated operating income	$159,586	$128,593	$468,561	$346,634

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$223,764	$168,853
Receivables, net	425,011	399,913
Inventories	363,838	335,253
Other current assets	67,924	70,473

Total current assets	1,080,537	974,492

Property, plant and equipment, net	318,636	318,126
Goodwill	1,677,319	1,573,645
Other intangibles, investments and other assets	1,039,809	952,652

Total assets	$4,116,301	$3,818,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$40,635	$97,152
Accounts payable and accruals	477,572	453,707

Total current liabilities	518,207	550,859

Long-term debt	1,070,540	1,071,360
Deferred income taxes and other long-term liabilities	479,694	421,492
Stockholders’ equity	2,047,860	1,775,204

Total liabilities and stockholders’ equity	$4,116,301	$3,818,915